FREIT Announces Second Quarter 2025 Results

HACKENSACK, NJ, June 10, 2025 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended April 30, 2025. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Six Months Ended
	April 30,		April 30,
	2025	2024	2025	2024

GAAP Earnings Per Share - Basic and Diluted	$0.12	$0.07	$0.20	$0.00
AFFO Per Share - Basic and Diluted	$0.23	$0.21	$0.39	$0.24
Dividends Per Share	$0.08	$0.05	$0.16	$0.10

Total Average Residential Occupancy	97.1%	96.5%	96.9%	95.9%
Total Average Commercial Occupancy	48.2%	50.7%	48.2%	50.4%

Results for the Quarter

Total real estate revenue decreased 0.2% to approximately $7,258,000 for the fiscal quarter ended April 30, 2025 as compared to approximately $7,275,000 for the prior year’s comparable period. The change in revenue was primarily attributable to a decrease from the commercial segment of approximately $237,000 driven by TJ Maxx invoking in March of 2024 its one-year co-tenancy clause allowing for a reduction in its rent as a result of the termination of the K-Mart lease and a decline in the average occupancy to 48.2% for the fiscal quarter ended April 30, 2025 from 50.7% in the prior year’s comparable period. Offsetting this, there was an increase from the residential segment of approximately $220,000 driven by an increase in base rents across most properties and in the average occupancy to 97.1% for the fiscal quarter ended April 30, 2025 from 96.5% in the prior year’s comparable period.

Net income attributable to common equity (“Net Income”) was approximately $894,000 or $0.12 per share basic and diluted for the fiscal quarter ended April 30, 2025 as compared to approximately $533,000 or $0.07 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by a decrease in general and administrative expenses (“G&A”) of approximately $224,000 attributed to a decline in legal and professional expenses in the fiscal quarter ended April 30, 2025 and a loss on sale of Maryland properties of approximately $92,000 (FREIT’s share is $55,000) incurred in the prior year’s comparable period.

(Refer to “Table of Revenue & Net Income Components”)

Results for the Six Months

Total real estate revenue increased 1.8% to approximately $14,527,000 for the six months ended April 30, 2025 as compared to approximately $14,274,000 for the prior year’s comparable period. The change in revenue was primarily attributable to an increase from the residential segment of approximately $535,000 driven by an increase in base rents across most properties and in the average occupancy to 96.9% for the six months ended April 30, 2025 from 95.9% in the prior year’s comparable period. Offsetting this, there was a decrease from the commercial segment of approximately $282,000 primarily driven by TJ Maxx invoking in March of 2024 its one-year co-tenancy clause and a decline in the average occupancy to 48.2% for the six months ended April 30, 2025 from 50.4% in the prior year’s comparable period.

Net Income was approximately $1,508,000 or $0.20 per share basic and diluted for the six months ended April 30, 2025 as compared to approximately $21,000 or $0.00 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by a decline in G&A of approximately $1,187,000 attributed to costs incurred in the prior year’s comparable period for work performed for the Company by a financial advisory firm and a decline in legal and professional expenses in the six months ended April 30, 2025.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2025	2024	Change	2025	2024	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,818	$2,054	$(236)	$3,724	$4,006	$(282)
Residential properties	5,440	5,221	219	10,803	10,268	535
Total real estate revenues	7,258	7,275	(17)	14,527	14,274	253

Operating expenses:
Real estate operating expenses	3,465	3,539	(74)	7,201	7,048	153
General and administrative expenses	791	1,015	(224)	1,636	2,823	(1,187)
Depreciation	734	789	(55)	1,457	1,514	(57)
Total operating expenses	4,990	5,343	(353)	10,294	11,385	(1,091)

Financing costs	(1,851)	(1,782)	(69)	(3,724)	(3,624)	(100)

Investment income	350	279	71	750	686	64

Income (loss) on investment in tenancy-in-common	14	62	(48)	23	(47)	70

Net loss on sale of Maryland properties	—	(92)	92	—	(171)	171

Net income (loss)	781	399	382	1,282	(267)	1,549

Net loss attributable to noncontrolling interests in subsidiaries	113	134	(21)	226	288	(62)

Net income attributable to common equity	$894	$533	$361	$1,508	$21	$1,487

Earnings per share:
Basic and diluted	$0.12	$0.07	$0.05	$0.20	$0.00	$0.20

Weighted average shares outstanding:
Basic	7,469	7,453		7,466	7,451
Diluted	7,469	7,457		7,466	7,455

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $3,258,000 and $6,252,000 for the fiscal quarter and six months ended April 30, 2025, respectively, from approximately $2,948,000 and $5,813,000 for the prior year’s comparable periods, respectively. NOI for the commercial properties decreased to approximately $563,000 and $1,130,000 for the fiscal quarter and six months ended April 30, 2025, respectively, from approximately $817,000 and $1,471,000 for the prior year’s comparable periods, respectively.

Financing Update

Effective May 1, 2025, FREIT entered into a loan extension and modification agreement with the current lender of this loan, Valley National Bank. This loan is secured by its Westwood Plaza shopping center and had a then outstanding balance of approximately $15.7 million. Pursuant to this agreement, FREIT paid down this loan by approximately $5.7 million (including deferred interest of approximately $0.2 million) bringing the loan balance to $10 million. Under the terms and conditions of this loan extension and modification, the maturity date of this loan is extended for one year to May 1, 2026, the interest rate on the outstanding debt is based on a fixed interest rate of 8.5% and monthly installments of principal and interest of approximately $107,978 are required. The pay down of this loan will result in annual debt service savings of approximately $705,000. Additionally, the interest reserve escrow account for this loan (“Escrow”) was reduced from $2,000,722 to $1,295,739 resulting in a refund to FREIT of approximately $705,000. This Escrow is held at Valley National Bank and in the event of a default on this loan, the bank shall be permitted to use the proceeds from the Escrow to make monthly debt service payments on the loan.

Dividend

The Board of Directors of FREIT declared a second quarter dividend of $0.08 per share on the common stock to holders of record of the shares at the close of business on May 30, 2025. The payment date for the dividend is June 13, 2025. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended April 30,				For the Six Months Ended April 30,
	2025		2024		2025		2024
	(In Thousands Except Per Share Amounts)				(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$781		$399		$1,282		$(267)
Depreciation of consolidated properties	734		789		1,457		1,514
Amortization of deferred leasing costs	19		38		45		64
Distributions to non-controlling interests	(120	)(b)	—	(c)	(480	)(b)	(180	)(c)
Net loss on sale of Maryland properties	—		92		—		171
Adjustment to loss on investment in tenancy-in-common for depreciation	367		363		732		725
FFO	$1,781		$1,681		$3,036		$2,027

Per Share - Basic and Diluted	$0.24		$0.23		$0.41		$0.27

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $80,000 and $163,000 for the fiscal quarter and six months ended April 30, 2025, respectively, related to the sale of the Rotunda and Damascus properties located in Maryland in a prior year.
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.6 million related to the sale of the Rotunda property located in Maryland in a prior year.

Adjusted Funds From Operations ("AFFO")

FFO	$1,781		$1,681		$3,036		$2,027
Deferred rents (Straight lining)	28		29		56		58
Capital Improvements - Apartments	(126)		(169)		(203)		(265)
AFFO	$1,683		$1,541		$2,889		$1,820

Per Share - Basic and Diluted	$0.23		$0.21		$0.39		$0.24

Weighted Average Shares Outstanding:
Basic	7,469		7,453		7,466		7,451
Diluted	7,469		7,457		7,466		7,455

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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